Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of KBR, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (Registration Nos. 333-138850 and 333-142101) of KBR, Inc., of our reports dated February 26, 2008, with respect to the consolidated balance sheets of KBR, Inc. and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule (Schedule II), which reports appear in the December 31, 2007, Annual Report on Form 10-K of KBR, Inc. Our reports refer to a change in method of accounting for stock-based compensation plans as of
January 1, 2006, a change in method of accounting for defined benefit and other post retirement plans as of December 31, 2006, and a change in method of accounting for uncertainty in income taxes as of January 1, 2007.
/s/ KPMG LLP
Houston, Texas
February 26, 2008